                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("Agreement") is made as of the 7th day of March, 2001, by and among ACTV, Inc., a Delaware corporation ("ACTV"), with its principal place of business at 225 Park Avenue South, 18th Floor, New York, New York 10003; and Intellocity, Inc., a corporation formed under the laws of the British Virgin Islands ("Intellocity") with its principal place of business at Suite 1201 Leighton Center, 77 Leighton Road, Causeway Bay, Hong Kong. ACTV and Intellocity are referred to herein individually as a "Party" and collectively as the "Parties."

                                    PREAMBLE

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the International Business Companies Act of the British Virgin Islands ("BVI Law"), Intellocity will be merged with and into ACTV (the "Merger"); and

         WHEREAS, the Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Parties intend this Agreement to qualify as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). For accounting purposes, it is intended that the purchase rules of accounting be applied to the Merger.

         NOW THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         (a) THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law and BVI Law, at the Effective Time (as herein defined) Intellocity shall be merged with and into ACTV, the separate existence of Intellocity shall cease and ACTV shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         (b) CONSUMMATION OF THE MERGER. Subject to the satisfaction of the conditions set forth in Article 9 herein (the "Closing Conditions"), the closing of the Merger (the "Closing") will take place as promptly as practicable after the satisfaction or waiver of the Closing Conditions on a date specified by the parties, but in any event no later than the second business day following such satisfaction or waiver. The date on which the Closing occurs is the "Closing Date." The Closing shall be held at the offices of Gersten, Savage & Kaplowitz, LLP, 101 East 52nd Street, New York, New York 10023 at 9:00 a.m. on the Closing Date, unless another time and place is agreed to in writing by the Parties hereto.

         (c) EFFECTIVE TIME. On the Closing Date, the Parties shall cause the Merger to be consummated by filing, and the Merger shall become effective immediately upon the filing, of (i) a certificate of merger (the "Delaware Merger Certificate") with the Secretary of State of the State of Delaware in substantially the form annexed hereto as EXHIBIT 1, executed in accordance with the relevant provisions of Delaware Law, and (ii) articles of merger and a plan of merger (the "BVI Merger Certificate") with the Registrar of Companies of the British Virgin Islands in substantially the form annexed hereto as EXHIBIT 2, executed in accordance with the relevant provisions of BVI Law. The Merger shall become effective at the latest to occur of the time such Delaware Merger Certificate is filed with the Secretary of State of the State of Delaware and the BVI Merger Certificate is filed with the Registrar of Companies of the British Virgin Islands (the "Effective Time"). The date on which the Effective Time occurs is referred to as the "Effective Date."

         (d) EFFECT OF THE MERGER. At and after the Effective Time, the Merger shall be effective as provided in the applicable provisions of Delaware Law and BVI Law. The corporate existence of ACTV, as the Surviving Corporation, with all of its purposes and powers, shall continue unaffected and unimpaired by the Merger, and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware and succeed to all rights, assets, liabilities and obligations of Intellocity in accordance with Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of ACTV and Intellocity shall vest in the Surviving Corporation, and all debts, liabilities and duties of ACTV and Intellocity shall become the debts, liabilities and duties of the Surviving Corporation. The separate existence and corporate organization of Intellocity shall cease at the Effective Time and thereafter ACTV and Intellocity shall be a single corporation, to wit, the Surviving Corporation.

         (e) CERTIFICATE OF INCORPORATION; BY-LAWS. At and after the Effective Time, the Certificate of Incorporation and By-Laws of ACTV, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         (f) DIRECTORS AND OFFICERS. At and after the Effective Time and subject to Article 10 (c)(iii) and (iv) hereof, the directors and officers of ACTV as in effect immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and the directors and officers of Intellocity USA, Inc., a Delaware corporation and wholly-owned subsidiary of Intellocity ("USA") shall be the individuals named in EXHIBIT 3 hereto, in each case until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of ACTV and USA, respectively.

         (g) FURTHER ACTIONS. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment or assurances or any other things that are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of Intellocity acquired or to be acquired by reason of or as a result of the Merger, Intellocity and its officers and directors in office immediately prior to the Effective Time shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such proper deeds, assignments and assurances and do all things reasonably necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the purpose of this Agreement, and the officers of the Surviving Corporation are fully authorized in the name of Intellocity or otherwise to take any and all such action with the same effect as if such persons were officers of Intellocity.

         (h) DISSENTING SHARES. Notwithstanding the provisions of Article 2 below, if the Merger is effectuated pursuant to Section 79 of BVI Law, shares of Intellocity Common Stock and Intellocity Preferred Stock outstanding immediately prior to the Effective Time and held by an Intellocity Stockholder (as defined below) who has demanded appraisal for such shares in accordance with BVI Law shall not be converted into a right to receive the merger consideration, unless such Intellocity Stockholder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If, after the Effective Time, such Intellocity Stockholder fails to perfect or withdraws or loses his or her right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the merger consideration as provided in this Agreement. Intellocity shall give ACTV prompt notice of any demands received by Intellocity for appraisal of shares, and ACTV shall have the right to participate in all negotiations and proceedings with respect to such demands. Intellocity shall not, except with the prior written consent of ACTV, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to an Intellocity Stockholder pursuant to a right of appraisal will be paid by Intellocity out of its own funds and will not be reimbursed by ACTV or any affiliate of ACTV.

                                    ARTICLE 2
                                  CONSIDERATION

         (a) SHARES OF ACTV COMMON STOCK TO BE ISSUED. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof: (i) each outstanding Ordinary Share of Intellocity, $.01 par value per share (the "Intellocity Common Stock"), and each outstanding Series A Preference Share of Intellocity, $.01 par value per share (the "Intellocity Preferred Stock"), shall be converted into the right to receive 0.412943122 shares of common stock of ACTV, $.10 par value per share (the "ACTV Common Stock"; and the shares of ACTV Common Stock issued upon such conversion, being five million two hundred sixty thousand three hundred sixty one (5,260,361) shares in the aggregate, are referred to herein as the "Merger Shares"), and
(ii) each dissenting share shall be converted into the right to receive payment from Intellocity with respect thereto in accordance BVI Law. As a result of the foregoing, the Merger Shares shall be allocated among the holders of Intellocity Common Stock and Intellocity Preferred Stock as set forth in EXHIBIT 4 attached hereto (which shall be amended by the Parties immediately prior to the Effective Time in order to give effect to exercises, if any, of Outstanding Options (as defined below) subsequent to the date hereof).

         The ratio of 0.412943122 shares of ACTV Common Stock to one share of Intellocity Common Stock or Intellocity Preferred Stock, as the case may be, is referred to herein as the "Conversion Ratio." The Conversion Ratio equals the fraction (i) having a numerator equal to $42,000,000, and (ii) having a denominator equal to the amount determined by multiplying (A) the ACTV Average Stock Price by (B) the Aggregate Outstanding Shares and Vested Options. For purposes of this Agreement, the "ACTV Average Stock Price" shall mean the average of the closing sales prices of ACTV Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days immediately preceding February 14, 2001 (the date on which a Memorandum of Understanding was executed by the parties to this Agreement). For purposes of this Agreement, the "Aggregate Outstanding Shares and Vested Options" shall mean all issued and outstanding shares of Intellocity Common Stock and Intellocity Preferred Stock together with all shares of Intellocity Common Stock issuable upon the exercise of vested and exerciseable Outstanding Options (as defined below), giving effect to all contractual change of control provisions applicable to such options, in each case calculated as of February 14, 2001. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of shares of ACTV Common Stock, Intellocity Common Stock and Intellocity Preferred Stock outstanding (other than in connection with the exercise of outstanding convertible stock options or warrants). In no event shall ACTV be required to issue more than six million two hundred and sixty one thousand three hundred sixty seven (6,261,367) shares of ACTV Common Stock pursuant to this Agreement.

         (b) EXCHANGE OF OUTSTANDING OPTIONS. Subject to the terms and conditions set forth in this Agreement, at and as of the Effective Time, each of the outstanding options to acquire Intellocity Common Stock set forth on EXHIBIT 5 attached hereto (which shall, if necessary, be amended by the parties as of the Effective Date) that remain outstanding as of the Effective Time (collectively the "Outstanding Options"), shall be converted by ACTV into non-plan options to acquire such number of shares of ACTV Common Stock based on the Conversion Ratio as set forth on EXHIBIT 5 attached hereto, at the exercise price per share of ACTV Common Stock also set forth on EXHIBIT 5 attached hereto. The options to acquire ACTV Common Stock shall be subject to the vesting schedules set forth on EXHIBIT 5 attached hereto.

         (c) SHARES OF ACTV COMMON STOCK TO BE RESERVED. Subject to the terms and conditions set forth in this Agreement, at and after the Closing, ACTV shall reserve such number of shares of ACTV Common Stock as are required for issuance in connection with the exercise of the Outstanding Options, including any adjustments by reason of the antidilution provisions contained therein.

         (d) RESTRICTIONS ON RESALE.

                  (i) Except as otherwise set forth herein, the Merger Shares, the options to acquire shares of ACTV Common Stock issuable in exchange for the Outstanding Options, and the shares of ACTV Common Stock issuable upon the exercise of the options to acquire shares of ACTV Common Stock have not been registered under the Securities Act of 1933 (the "Securities Act"), or the securities laws of any state, and absent an exemption from registration contained in such laws, cannot be transferred, hypothecated, sold or otherwise disposed of until (A) a registration statement with respect to such securities is declared effective under the Securities Act, or (B) such shares are saleable under Rule 144 promulgated under the Securities

Act or (C) ACTV receives an opinion of counsel for ACTV that an exemption from the registration requirements of the Securities Act is available. Notwithstanding the forgoing, if permissible under all applicable law, no registration statement or opinion of counsel shall be necessary for a transfer by a Holder (as defined below) which is (W) a partnership to its partners or former partners in accordance with partnership interests, (X) a corporation to its shareholders in accordance with their interest in the corporation or to its subsidiaries in accordance with its percentage interest in such subsidiaries,
(Y) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (Z) to the Holder's family member or trust for the benefit of an individual Holder (each, a "Permitted Transfer"); provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

                  (ii) In addition, except in the case of Permitted Transfers, the Intellocity Stockholders (as defined below) and the holders of Outstanding Options (collectively, the "Holders") shall also be subject to the following restrictions on resale:

                           (A) The Holders shall be permitted to sell, on a pro
rata basis, one million seven hundred eighty eight thousand nine hundred fifty six (1,788,956) shares of the ACTV Common Stock issued or issuable upon the Closing (which number includes the shares of ACTV Common Stock issuable upon the exercise of the vested options, but not the unvested options, to acquire shares of ACTV Common Stock) (the "Initial ACTV Common Stock") at any time after the Closing.

                           (B) The remaining balance of the shares of ACTV
Common Stock issued or issuable upon the Closing (which number includes the shares of ACTV Common Stock issuable upon the exercise of the vested, but not the unvested, options to acquire shares of ACTV Common Stock) (the "Remaining ACTV Common Stock") shall become saleable by the Holders:

                                 (x) in the case of Holders who are salaried
employees of Intellocity, at the rate of one-third (1/3) per year, upon each of the first three (3) anniversaries of the Closing Date; and

                                 (y) in the case of all other Holders, at the
rate of seventy-five percent (75%) upon the first (1st) anniversary of the Closing Date and twenty-five percent (25%) upon the second (2nd) anniversary of the Closing Date.

         Any Escrow Shares (as hereinafter defined) distributed to salaried employees of Intellocity shall become saleable pro rata in accordance with
Article 2(d)(ii)(B)(x) above. Any Escrow Shares distributed to other Holders shall become saleable upon the second (2nd) anniversary of the Closing Date. Notwithstanding the foregoing, ACTV's general counsel, in his sole discretion, and pursuant to written authorization, may permit the Holders to sell any number of shares of ACTV Common Stock in excess of the scheduled amounts set forth above. EXHIBIT 6 attached hereto (which shall, if necessary, be amended by the Parties immediately prior to the Effective Time) contains a complete list of the ACTV Common Stock issued or issuable to each Holder as of the Effective Time and the transfer restriction release schedule with respect to each Holder.

                  (iii) The certificates representing the number of shares of ACTV Common Stock into which the shares of Intellocity Common Stock and Intellocity Preferred Stock shall have been converted, and the certificates representing the number of shares of ACTV Common Stock issuable upon the exercise of the options to acquire shares of ACTV Common Stock, shall contain legends, substantially as follows:

         "THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE SECURITIES ARE SALEABLE PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

         "PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 7, 2001, BY AND BETWEEN THE COMPANY AND INTELLOCITY, INC., THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN A LOCK-UP AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY"

                                    ARTICLE 3
                         EXCHANGE OF CERTIFICATES, ETC.

         (a) EXCHANGE OF CERTIFICATES. After the Effective Time, each outstanding certificate or certificates which, prior thereto, represented one
(1) or more shares of Intellocity Common Stock and/or one (1) or more shares of Intellocity Preferred Stock shall be required to be surrendered to ACTV and each holder of Intellocity Common Stock and Intellocity Preferred Stock shall be entitled upon surrender to receive in exchange therefor a certificate or certificates representing the number of whole shares of ACTV Common Stock into which the shares of Intellocity Common and Intellocity Preferred Stock theretofore represented by the certificate or certificates so cancelled shall have been converted, LESS such holder's portion of the Escrow Shares, which shall be deposited in an escrow account as more fully described in Article 4. Until so exchanged, each such outstanding certificate which, prior to the Effective Time, represented shares of Intellocity Common Stock or Intellocity Preferred Stock shall be deemed for all corporate purposes, subject to the further provisions of this Article 3, to evidence the ownership of the number of whole shares of ACTV Common Stock into which such shares of Intellocity Common Stock and Intellocity Preferred Stock have been so converted. No dividend payable to holders of shares of ACTV Common Stock of record as of any date subsequent to the Effective Time shall be paid to the holder of any certificate which, prior to the Effective Time, represented shares of Intellocity Common Stock and Intellocity Preferred Stock, until such certificate or certificates are surrendered as provided in this Article 3(a) or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by ACTV.

         (b) EXCHANGE OF OPTION AGREEMENTS. After the Effective Time, each holder of an Outstanding Option agreement will receive in exchange therefor, a non-plan option agreement, in the form of EXHIBIT 7 attached hereto. Each non-plan option agreement issued by ACTV in exchange for an Outstanding Option will represent an option to acquire such number of shares of ACTV Common Stock as set forth on EXHIBIT 5 attached hereto, at the exercise price per share of ACTV Common Stock also set forth on EXHIBIT 5. The options to acquire ACTV Common Stock shall be subject to the vesting schedules set forth on EXHIBIT 5 attached hereto. After the Effective Time, each such Outstanding Option agreement shall be deemed for all corporate purposes, subject to the further provisions of this Article 3, to evidence the ownership of an option agreement to acquire the number of whole shares of ACTV Common Stock into which such Outstanding Option agreement has been so converted. Payment of the exercise price due under the exchanged Outstanding Options shall be permitted to be made pursuant to a Regulation T program if otherwise offered to employees of ACTV.

         (c) FRACTIONAL SHARES. No certificate or scrip representing fractional shares of ACTV Common Stock shall be issued upon the surrender of certificates representing shares of Intellocity Common Stock and Intellocity Preferred Stock pursuant to this Agreement, and no dividend declaration by the Board of Directors of ACTV shall relate to any such fractional share. In lieu of such fractional shares, each holder of shares of Intellocity Common Stock and Intellocity Preferred Stock who would otherwise be entitled to receive a fraction of a share of ACTV Common Stock (after aggregating all fractional shares of ACTV Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's certificate(s) receive from ACTV an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by $6.7078 (the average of the closing sales prices of the ACTV Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days immediately preceding February 14, 2001, the date on which the Memorandum of Understanding relating to the Merger was executed by the Parties).

         (d) FULL SATISFACTION OF RIGHTS. All shares of ACTV Common Stock into which the Intellocity Common Stock and Intellocity Preferred Stock shall have been converted pursuant to the Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares. If any certificate for such shares of ACTV Common Stock is to be issued in a name other than that in which the certificate(s) for Intellocity Common Stock and Intellocity Preferred Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the holder of Intellocity Common Stock and/or Intellocity Preferred Stock requesting such exchange shall pay to ACTV, any transfer or other taxes required by reason of the issuance of certificate for such shares of ACTV Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of ACTV that such tax has been paid or is not applicable.

         (e) CANCELLATION OF CERTIFICATES. All certificates representing shares of Intellocity Common Stock and Intellocity Preferred Stock converted into shares of ACTV Common Stock pursuant to this Article 3 shall be canceled upon delivery thereof to ACTV pursuant to this Agreement.

         (f) CLOSING OF TRANSFER BOOKS. On the Effective Date, the stock transfer book of Intellocity shall be deemed to be closed and no transfer of shares of Intellocity Common Stock and Intellocity Preferred Stock shall thereafter be recorded thereon.

         (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any certificates evidencing Intellocity Common Stock or Intellocity Preferred Stock shall have been lost, stolen or destroyed, ACTV shall issue and pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of ACTV Common Stock into which the shares of Intellocity Common Stock or Intellocity Preferred Stock represented by such certificates were converted pursuant to
Article 2(a), cash for fractional shares, if any, as may be required pursuant to
Article 3(c) and any dividends or distributions payable pursuant to Article 3(a). Such a holder will be required to indemnify and agree to hold harmless the exchange agent and ACTV for any and all damages, liabilities, losses, costs or expenses incurred or sustained by the exchange agent or ACTV in connection with the issuance of certificates pursuant to this Article 4(g).

         (h) TAX CONSEQUENCES. It is intended by the Parties hereto that the transactions contemplated by this Agreement shall constitute a "reorganization" within the meaning of Section 368(a)(2)(C) of the Code. The Parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         (i) ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger qualify as a purchase for accounting purposes.

                                    ARTICLE 4
                      ESCROW OF SHARES OF ACTV COMMON STOCK

         (a) ESCROW. Upon the Closing Date, ACTV on behalf of each holder of Intellocity Common Stock and Intellocity Preferred Stock (collectively, the "Intellocity Stockholders") will deposit each Holder's pro rata share (based on the number of Merger Shares and vested and exerciseable Outstanding Options held by such Holder as a percentage of the Aggregate Outstanding Shares and Vested Options) of one million four hundred ninety thousand eight hundred (1,490,800) shares of ACTV Common Stock (the "Escrow Shares") as set forth on EXHIBIT 6 attached hereto with Gersten, Savage & Kaplowitz, LLP (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement substantially in the form of
EXHIBIT 8 attached hereto. Each Intellocity Stockholder shall be entitled to vote such Holder's portion of the issued Escrow Shares during the time period such Escrow Shares are subject to the Escrow Agreement. As set forth below, the Escrow Agent shall release the Escrow Shares from escrow and distribute the Escrow Shares to the Intellocity Stockholders on a pro rata basis in accordance with the number of Escrow Shares deposited on behalf of each Intellocity Stockholder or holder of

Outstanding Options, as the case may be (an "Escrow Payment"), based upon USA's 2001 EBITDA (as defined in EXHIBIT 9 hereto) as set forth below:


DOLLAR AMOUNT OF 2001 EBITDA                  PERCENTAGE OF ESCROW SHARES TO BE DISTRIBUTED
----------------------------                  ---------------------------------------------
Less than $2,700,000.00                                      0%
$2,700,000.00 to $2,899,999.99                               20%
$2,900,000.00 to $3,099,999.99                               40%
$3,100,000.00 to $3,299,999.99                               60%
$3,300,000.00 to $3,499,999.99                               80%
$3,500,000.00 or greater                                     100%



         (b) ESCROW MECHANICS. ACTV and its affiliates, including USA, shall maintain separate records of account upon which all transactions involving Intellocity's or USA's products and services will be entered and shall prepare quarterly and annual financial statements of ACTV and affiliates, including USA. Within sixty (60) days of the end of calendar year 2001 or as soon as reasonably practicable thereafter, Joel Hassell (or another Intellocity Stockholder then employed by USA and designated by a majority in interest of the Intellocity Stockholders (the "Stockholder Agent")) and Deloitte & Touche LLP shall prepare and deliver to ACTV a schedule detailing the calculation of USA's 2001 EBITDA for such calendar year, the calculation of the Escrow Payments in respect thereof, and a copy of the financial statements of USA for such period (an "Escrow Statement"). The Escrow Statement and the underlying financial statements shall be prepared in accordance with GAAP. Notwithstanding anything contained herein, the targets for USA's 2001 EBITDA to be used to determine eligibility for the amount of Escrow Payments as set forth above have been established, in part, by utilizing forecasts prepared by Intellocity which contain certain assumptions based on Intellocity's historical expenses and costs. These forecasts do not anticipate the imposition by ACTV of additional expenses and costs to USA in the form of intercompany charges which are materially inconsistent with those historical expenses and costs. The Parties agree that any such intercompany charges shall be determined by mutual agreement.

         In the event that ACTV agrees with the determination of the Escrow Payments payable or does not object to the determination set forth in the Escrow Statement within thirty (30) days after receipt of the Escrow Statement, the Escrow Agent shall distribute the Escrow Payment as soon as practicable. In the event ACTV shall disagree in any respect with the determination of the Escrow Payments payable, ACTV shall notify the Stockholder Agent within thirty (30) days after receipt of the Escrow Statement specifying the areas of disagreement. In the event of disagreement, ACTV shall pay out any agreed number of Escrow Shares as soon as reasonably practicable. If ACTV and the Stockholder Agent are unable to resolve all such disagreements within thirty (30) days after such notice by ACTV, then the dispute shall be resolved by a mutually agreed upon "Big Five" accounting firm which has not been retained in the past five (5) years by ACTV, Intellocity, USA or any entity that is an Intellocity Stockholder (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be in accordance with the provisions hereof and shall be made as promptly as practicable but in any event within sixty (60) days after the submission thereto and shall be binding and conclusive on the Parties hereto. All expenses relating to the engagement of the Independent Accounting

Firm shall be borne by ACTV. The Escrow Agent shall release any supplemental Escrow Shares determined to be payable as a result of the audit within ten (10) business days after such additional Escrow Shares are conclusively determined pursuant to this Article 4.

         In order to give effect to this Article 4, the product and service lines of USA shall not be integrated with the product and service lines of ACTV prior to December 31, 2001. If there is a merger of USA with ACTV or an affiliate of ACTV prior to December 31, 2001, the operations of USA shall be maintained in a manner sufficiently separate to enable the calculation of amounts due under this Article 4. In the event that ACTV either (i) merges or consolidates USA with a corporation other than ACTV or an affiliate of ACTV, other than a transaction the principal purpose of which is to change USA's state of incorporation or (ii) sells, transfers or engages in another disposition of all of the stock of USA or all or substantially all of the assets of USA, ACTV shall pay to the Intellocity Stockholders the maximum Escrow Payments set forth above if such merger, consolidation, sale, transfer or other disposition is effective or closed prior to the last day of the period for which USA's 2001 EBITDA is calculated.

         (c) COVENANT OF GOOD FAITH. ACTV agrees to use commercially reasonable efforts, and to cause its officers and employees to use commercially reasonable efforts, to provide to USA sufficient authority and autonomy and otherwise act in good faith toward USA with respect to the escrow targets provided above.

         (d) ALTERNATIVE DISPUTE RESOLUTION PROCEDURES; EFFECT OF BREACH. Any disputes relating to the covenant contained in Article 4(c) shall be settled by the Parties and the Holders through the alternative dispute resolution procedures set forth below. If it is determined, based on the agreed upon such alternative dispute resolution procedures, that ACTV is in breach of the foregoing covenant, ACTV and the Arbitrator (as defined below) shall cause the Escrow Agent to immediately distribute all of the Escrow Shares to the Holders.

         Any dispute, claim or controversy of whatever nature arising out of or relating to the covenant contained in Article 4(c), including, without limitation, any action or claim concerning the interpretation, effect, termination, validity, performance and/or breach of Article 4(c), shall be resolved by final and binding arbitration before a single arbitrator ("Arbitrator") selected from and administered by the New York, New York office of JAMS/Endispute ("JAMS"), in accordance with JAMS's then existing Rules of Practice and Procedure. The arbitration hearing shall be held in New York, New York.

         The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and a written statement of decision describing the reasons for the award. The Arbitrator (i) shall be required to award specific performance with respect to the release of the Escrow Shares by the Escrow Agent, (ii) shall have the authority to award other damages that the Arbitrator deems appropriate in his/her sole discretion, and (iii) shall not have the authority to reform, modify or materially change this Agreement or other agreements entered into between the parties. The parties shall bear equally the costs and fees of JAMS and the Arbitrator; however, the Arbitrator, in his or her sole discretion, shall be authorized to determine whether a party is the prevailing party and, if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and costs arising from the arbitration. The Arbitrator, and not a court, shall also be authorized to determine whether the provisions of this Article apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

                                    ARTICLE 5
                 DELIVERIES BY THE PARTIES; CERTAIN DEFINITIONS

         (a) DELIVERIES BY THE PARTIES. It shall be a condition to the obligations of ACTV to close that, at the Closing, Intellocity shall have delivered or caused to be delivered to ACTV the closing documents referenced in
Article 9(b) herein. It shall be a condition to the obligations of Intellocity to close that, at the Closing, ACTV shall have delivered or caused to be delivered to Intellocity the closing documents referenced in Article 9(c) herein.

         (b) FURTHER ASSURANCES. At or after the Closing, Intellocity and ACTV shall prepare, execute, and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as any Party shall reasonably request of any other Party at any time or from time to time in order to consummate, in any other manner, the terms and provisions of this Agreement.

         (c) CERTAIN DEFINED TERMS. In this Agreement:

                  (i) Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect that is or would be material to the financial condition, business or results of operations of such entity or group of entities taken as a whole. Any agreement, instrument, lease, note, debenture, indenture, action, proceeding, inquiry or investigation shall be deemed to be material if disclosure thereof would be required pursuant to the Securities Act.

                  (ii) Any reference to a "Material Adverse Effect" with respect to any entity or group of entities shall mean any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

                  (iii) Any reference to a Party's "knowledge" means the actual knowledge of such Party's executive officers.

                  (iv) Any reference to "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means:

                           (A)   any net income, alternative or add-on minimum
tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), and

                           (B)   any liability for the payment of any amounts of
the type described in clause (A) of this Article 5(c)(iv) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

                           (C)   any liability for the payment of any amounts of
the type described in clauses (A) or (B) of this Article 5(c)(iv) as a result of any express or implied obligation to indemnify any other person.

                           (D)   "Tax Return" shall mean any return, statement,
report or form, including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF INTELLOCITY

         Except as set forth in the Schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to ACTV, Intellocity hereby represents and warrants to ACTV as follows:

         (a) ORGANIZATION, STANDING, AND POWER. Intellocity is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Intellocity is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect on Intellocity or its business. Other than Intellocity's ownership of one hundred percent (100%) of the issued and outstanding common stock of USA, Intellocity does not have any ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock). USA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to conduct its business as presently conducted by it. USA is duly qualified to do business as a foreign corporation doing business in the each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect.

         (b) CAPITALIZATION. The authorized capital stock of Intellocity consists of one hundred million (100,000,000) shares of Intellocity Common Stock and one million eight hundred seventy five thousand (1,875,000) shares of Intellocity Preferred Stock. As of the date of this Agreement, there were nine million nine hundred seventy thousand (9,970,000) issued and outstanding shares of Intellocity Common Stock, no shares of Intellocity Common Stock held as treasury shares and one million eight hundred seventy five thousand (1,875,000) issued and outstanding shares of Intellocity Preferred Stock. Except for (i) four million three hundred thousand (4,300,000) shares of Intellocity Common Stock reserved for issuance upon exercise of options available for grant under Intellocity's and USA's stock options plans and non-plan stock option agreements (of which options to purchase an aggregate of four million ninety-six thousand (4,096,000) shares of Intellocity Common Stock have been granted and are outstanding as of the date of this Agreement), and (ii) one million eight hundred seventy five thousand (1,875,000) shares of Intellocity Common Stock reserved for issuance upon the conversion of the Intellocity Preferred Stock, no shares of capital stock have been reserved for issuance to any person, and there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from Intellocity except as provided in this Agreement. Except as provided in Intellocity's Memorandum and Articles of Association and the Amended and Restated Stockholders Agreement dated as of June 29, 2000 (the "Intellocity Stockholders Agreement"), which agreement shall be terminated in connection with the consummation of the Merger, no person is entitled to any rights with respect to the issuance or transfer of the capital stock of Intellocity. The outstanding shares of Intellocity Common Stock are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and Federal securities laws or other applicable law.

         The authorized capital stock of USA consists of one thousand (1,000) shares of common stock, $.01 par value per share ("USA Common Stock"), one hundred (100) of which are issued and outstanding and owned by Intellocity. There are no shares of capital stock reserved for issuance to any person, and there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from USA except as provided in this Agreement. The outstanding shares of USA Common Stock are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and Federal securities laws.

         (c) AUTHORITY FOR AGREEMENT. The execution, delivery, and performance of this Agreement by Intellocity has been duly authorized by all necessary corporate action, except for the approval of Intellocity's stockholders, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of Intellocity enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. Except as set forth above or in SCHEDULE 6(c) attached hereto, the execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by Intellocity will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Intellocity's and USA's Memorandum and Articles of Association, Certificate of Incorporation, or By-Laws, as the case may be and in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which Intellocity or USA is a party or by which they or any of their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Intellocity or USA except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on Intellocity and USA taken as a whole.

         (d) GOVERNMENTAL CONSENT. Except as may be required by the Securities Act and state securities commissions or as otherwise expressly provided in this Agreement, no material consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Intellocity in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated by this Agreement.

         (e) FINANCIAL STATEMENTS.

                  (i) Intellocity has furnished to ACTV a true, correct and complete copy of Intellocity's and USA's unaudited balance sheet and accompanying income statement and statement of cash flow (on a consolidated basis) prepared on a monthly basis for January 2001 and Intellocity's and USA's unaudited balance sheets and the accompanying income statements and statements of cash flow (on a consolidated basis) for the fiscal years ended December 31, 2000 and December 31, 1999 respectively (collectively the "Intellocity Unaudited Financial Statements"). Except as set forth in SCHEDULE 6(e) attached hereto and/or as otherwise disclosed in writing to ACTV, the Intellocity Unaudited Financial Statements fairly present, in all material respects, the financial condition of Intellocity and the results of its operations and cash flows as of the dates thereof, and have been prepared in accordance with GAAP consistently applied, except such unaudited statements do not include footnotes in substance or form required by GAAP and except that the unaudited interim statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

                  (ii) To the knowledge of Intellocity, except as disclosed in the Intellocity Unaudited Financial Statements, there has been no event which would have a Material Adverse Effect on the financial condition, operations or business of Intellocity or USA since December 31, 2000.

                  (iii) Except as set forth in SCHEDULE 6(e) attached hereto or as otherwise disclosed in the Intellocity Unaudited Financial Statements, Intellocity and USA (on a consolidated basis) do not have any material liabilities, contingent or otherwise, material liability for taxes, or material commitments extending for over five (5) years and requiring the material expenditure of more than the amount of liabilities set forth in the Intellocity Unaudited Financial Statements.

         (f) LITIGATION. Except as set forth in SCHEDULE 6(f) attached hereto and/or as otherwise disclosed in writing to ACTV, Intellocity has not received notice of any material action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against Intellocity or USA, which, if adversely determined, would have a Material Adverse Effect upon Intellocity and USA taken as a whole.

         (g) INTERESTED PARTY TRANSACTIONS. Except as set forth in SCHEDULE 6(g) attached hereto and/or as otherwise disclosed in writing to ACTV, neither Intellocity nor USA is indebted to any officer or director of Intellocity or USA (except for compensation and reimbursement of expenses incurred in the ordinary course of business), and no such person is indebted to Intellocity or USA, except in each case as disclosed or reflected in the Intellocity Unaudited Financial Statements.

         (h) TITLE TO PROPERTIES; LIENS. Neither Intellocity nor USA owns any real property. To the knowledge of Intellocity and USA, all of the assets of Intellocity and USA, except those disposed of or licensed in the ordinary course of business, are free and clear of all liens (for the purposes of this section, "liens" do not include licenses granted by Intellocity and USA to third parties relating to the intellectual property owned or used by Intellocity and USA), security interests, charges and encumbrances, except (i) as disclosed on the Intellocity Unaudited

Financial Statements, (ii) liens for current taxes not yet due and payable,
(iii) liens in favor of any lessor with respect to material capital lease obligations disclosed in SCHEDULE 6(h) attached hereto, (iv) such imperfections of title or zoning restrictions, easements or encumbrances, if any, as do not materially interfere with the present use of such property or assets, (vi) liens which arise by operation of law; (vii) liens relating to USA's line of credit with FirstBank of Denver (the "Bank Line"); and (viii) liens granted to ACTV relating to intellectual property owned by Intellocity and USA.

         (i) MATERIAL CONTRACTS. Except for: (i) contracts with clients and other contracts executed by Intellocity and/or USA in the ordinary course of business; (ii) employment agreements with officers; and (iii) other material contracts which are listed on SCHEDULE 6(i)(a) attached hereto, neither Intellocity nor USA is a party to or bound by any material indenture, lease, license, loan agreement, other agreement or other instrument (collectively, the "Material Contracts"). Except as disclosed on SCHEDULE 6(i)(b) all of Intellocity's and USA's Material Contracts are, to Intellocity's knowledge, enforceable in accordance with their respective terms, and to the knowledge of Intellocity, neither Intellocity nor USA is in violation of, and nor has either has received notice of being in violation of, such Material Contracts.

         (j) COMPLIANCE. Neither Intellocity nor USA is in violation of any material term or provision of their Memorandum and Articles of Association, Certificate of Incorporation or By-Laws, as the case may be and in each case as amended, or any material term of any instrument, indenture, loan agreement, judgment, decree, order, statute, rule or regulation applicable to either of them where, to the knowledge of Intellocity, the failure of compliance would have a Material Adverse Effect upon Intellocity and USA taken as a whole. To the knowledge of Intellocity, Intellocity and USA has complied in all material respects with all laws and regulations applicable to their businesses, except as otherwise disclosed in writing to ACTV.

         (k) LABOR RELATIONS. Neither Intellocity nor USA is a party to any collective bargaining agreement and, to Intellocity's knowledge, no organizational efforts are presently being made with respect to any of their employees. To the knowledge of Intellocity, Intellocity and USA have complied in all material respects with all applicable laws (including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and regulations relating to employment matters including, but not limited to, those relating to wages, hours, discrimination and payment of social security and similar taxes. Neither Intellocity nor USA has any unfunded liabilities relating to an Intellocity or USA 401(k) program.

         (l) TAX RETURNS AND PAYMENT. Except as set forth on SCHEDULE 6(l), Intellocity and USA have filed all material Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due, except as reflected in the Intellocity Unaudited Financial Statements and except for Taxes being contested in good faith. Except as disclosed in the Intellocity Unaudited Financial Statements, there is no material claim for Taxes that is a lien against the property of Intellocity or USA other than liens for taxes not yet due and payable. Except as set forth on SCHEDULE 6(l), neither Intellocity nor USA has received written notification of any audit of any Tax Return of Intellocity or USA being conducted or pending by a Tax Authority where an adverse determination would have a Material Adverse Effect on Intellocity and USA taken as a whole, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by Intellocity or USA which is currently in effect, and neither Intellocity nor USA is a party to any written agreement with any Tax Authority, which to Intellocity's knowledge, may result in the payment of any material amount in excess of the accrual and reserve for taxes reflected on the Intellocity Unaudited Financial Statements.

         (m) INTELLECTUAL PROPERTY. To the knowledge of Intellocity and USA, Intellocity and USA have title to all material patents, trademarks or trade secrets, or adequate licenses and rights to use all material patents, trademarks, copyrights, trade names and trade secrets of others, necessary to the conduct of their businesses. Except as set forth in SCHEDULE 6(f), the businesses of Intellocity and USA are being carried on without knowledge of any material conflicts with patents, licenses, trademarks, copyrights, trade names and trade secrets of others and, except as set forth on SCHEDULE 6(f), to Intellocity's knowledge, no other persons are conducting their businesses in conflict with the material patents, licenses, trademarks, domain names, copyrights, trade names and trade secrets used by Intellocity or USA.

         (n) ENVIRONMENTAL MATTERS. To the knowledge of Intellocity: (i) Intellocity and USA have obtained all material permits and licenses which are required in connection with their businesses under all applicable laws and regulations relating to pollution or protection of the environment (the "Environmental Laws") and are in material compliance therewith; (ii) Intellocity and USA have at all times conducted their businesses in material compliance with all Environmental Laws and neither Intellocity nor USA have received any written notice of any past, present or future events, conditions or circumstances, which would interfere with or prevent material compliance or continued material compliance with any Environmental Laws or which form the basis of any material claim, demand or investigation, based on or related to Intellocity's and USA businesses or other activities; (iii) there is no civil, criminal or administrative action or proceeding pending or threatened against Intellocity or USA, arising under any Environmental Laws; and (iv) there does not exist, and at no time since Intellocity and/or USA acquired any premises leased or used by them, has there existed any conditions that Intellocity believes would require remediation by Intellocity or USA under any Environmental Laws.

         (o) OPERATION SINCE THE BALANCE SHEET DATE. Since December 31, 2000, except as contemplated by this Agreement or in the Intellocity Unaudited Financial Statements, Intellocity and USA:

                  (i) have operated their businesses substantially as they were operated prior to that date and only in the ordinary course;

                  (ii) have not declared or otherwise become liable with respect to any dividend or distribution of cash, assets or capital stock, except for the issuance of shares of Intellocity Common Stock upon exercise of stock options;

                  (iii) have maintained or kept current their books, accounts, records, payroll, and filings in the usual and ordinary course of business, consistent in all material respects with past practice; and

                  (iv) have not made any capital expenditure, commitment or investment other than in the ordinary course of business.

         (p) EMPLOYMENT AGREEMENTS. SCHEDULE 6(p) attached hereto lists each employment agreement between Intellocity and/or USA and any director, officer or employee of Intellocity and/or USA and copies of all such agreements have been provided to ACTV prior to the date hereof. Except as provided in such employment agreements, all other employees of Intellocity or USA are terminable at will without expense or liability to Intellocity or USA other than as may be set forth in said SCHEDULE 6(p) attached hereto or as otherwise provided by law.

         (q) WARRANTY CLAIMS. To Intellocity's knowledge and except as set forth in SCHEDULE 6(q) attached hereto, there are no pending or threatened material claims against Intellocity or USA for any work performed by Intellocity or USA for any client, including but not limited to, any services rendered under any warranties.

         (r) BROKERS' AND FINDERS' FEES. Intellocity has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except pursuant to: (i) that certain engagement letter by and between Intellocity and Allen & Company Incorporated ("Allen") dated October 31, 2000, and (ii) that certain Commission Agreement by and between Intellocity and David Rudnick, dated as of February 29, 2000 and amended as of June 12, 2000.

         (s) BOARD APPROVAL. The Board of Directors of Intellocity has approved this Agreement and the transactions contemplated hereby.

         (t) FULL DISCLOSURE. The Intellocity Unaudited Financial Statements and the representations and warranties of Intellocity contained in Article 6 of this Agreement, taken together, do not contain any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE 7
                     REPRESENTATIONS AND WARRANTIES OF ACTV

         Except as set forth in the Schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to Intellocity, ACTV hereby represents and warrants to Intellocity as follows:

         (a) ORGANIZATION, STANDING, AND POWER. ACTV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and ACTV has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. ACTV is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect. ACTV is duly organized, validly existing and in good standing under the laws of the State of Delaware. ACTV has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to conduct business and is in good standing in each jurisdiction in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect.

         (b) CAPITALIZATION. The authorized capital stock of ACTV consists of two hundred million (200,000,000) shares of ACTV Common Stock and one million (1,000,000) shares of blank-check preferred stock, $.10 par value per share ("ACTV Preferred Stock"). As of February 26, 2001, there were fifty one million two hundred twenty eight thousand one hundred and fifty four (51,228,154) issued and outstanding shares of ACTV Common Stock and no issued and outstanding shares of ACTV Preferred Stock. Except for nineteen million five hundred twenty seven thousand four hundred and sixty eight (19,527,468) shares of ACTV Common Stock reserved for issuance, consisting of six million two hundred ninety four thousand four hundred and eighty nine (6,294,489) shares of ACTV Common Stock reserved for issuance upon exercise of options available for grant under stock option plans, and thirteen million two hundred thirty two thousand nine hundred and seventy nine (13,232,979) shares of ACTV Common Stock reserved for issuance upon exercise of non-plan options, no shares of capital stock of ACTV have been reserved for issuance to any person, and as of February 26, 2001, there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from ACTV except as provided in this Agreement. No person is entitled to any preemptive or similar right with respect to the issuance of any capital stock of ACTV. The outstanding shares of ACTV Common Stock are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and Federal securities laws.

         (c) AUTHORITY FOR AGREEMENT. The execution, delivery and performance of this Agreement by ACTV has been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of ACTV enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by ACTV will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws or, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which ACTV is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to ACTV except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect.

         (d) ISSUANCE OF ACTV COMMON STOCK. The shares of ACTV Common Stock issuable to (i) the holders of the issued and outstanding shares of Intellocity Common Stock, (ii) the holders of the issued and outstanding shares of Intellocity Preferred Stock, and (iii) the holders of the Outstanding Options, upon the proper exercise of such Outstanding Options, have been duly authorized and reserved for issuance, and, when issued pursuant to this Agreement, or as applicable, upon the exercise of an Outstanding Option, will be duly and validly authorized and issued, fully paid and non-assessable.

         (e) GOVERNMENTAL CONSENT. Except as required by the Securities Act and state securities commissions or as otherwise expressly provided in this Agreement, no material consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of ACTV in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

         (f) COMPLIANCE. ACTV is not in violation of any material term or provision of its Certificate of Incorporation or By-Laws, or of any material term of any instrument, indenture, loan agreement, other agreement, judgment, decree, order, statute, rule or regulation applicable to ACTV where, to the knowledge of ACTV, the failure of compliance would have a Material Adverse Effect. To the knowledge of ACTV, ACTV has complied in all material respects with all laws and regulations applicable to its business, except as otherwise disclosed in writing to Intellocity.

         (g) BROKERS' AND FINDERS' FEES. ACTV has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement.

         (h) BOARD APPROVAL. The Board of Directors of ACTV has approved this Agreement and the transactions contemplated hereby.

         (i) STOCKHOLDER APPROVAL. No approval of ACTV's stockholders is required under applicable law, rule or regulation, including, without limitation, the rules and regulations of the NASD and the Nasdaq National Market.

         (j) SEC FILINGS; FINANCIAL STATEMENTS.

                  (i) ACTV has made available to Company (through reference to documents filed with the Securities Exchange Commission ("SEC") by EDGAR or otherwise) a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by ACTV with the SEC since December 31, 1997 (the "ACTV SEC Reports"), which are all the forms, reports and documents (other than preliminary material) required to be filed by ACTV with the SEC since December 31, 1997. With the exception of any Forms 3, 4, and 5 and any Schedule 13D filed by ACTV on behalf of ACTV's stockholders, ACTV's SEC Reports (A) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of ACTV's subsidiaries is required to file any reports or other documents with the SEC.

                  (ii) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the ACTV SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of ACTV and its subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

         (k) NO UNDISCLOSED LIABILITIES. Neither ACTV nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of ACTV and its subsidiaries taken as a whole, except (i) liabilities disclosed or provided for in ACTV's unaudited financial statements and related notes thereto as of and for the nine-month period ended September 30, 2000 as set forth in the ACTV SEC Reports or in the related notes or (ii) liabilities incurred since September 30, 2000 in the ordinary course of business.

         (l) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2000, there has not been any: (i) Material Adverse Effect on ACTV, (ii) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of ACTV's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by ACTV of any of ACTV's capital stock or any other securities of ACTV or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) split, combination or reclassification of any of ACTV's or any of its subsidiaries' capital stock, (iv) material change by ACTV in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (v) material revaluation by ACTV of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (vi) any sale of assets of ACTV other than in the ordinary course of business.

         (m) ABSENCE OF LITIGATION. As of the date hereof, there are no claims, suits, actions or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of ACTV, threatened against, relating to or affecting ACTV or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or that could otherwise reasonably be expected to have a Material Adverse Effect on ACTV.

         (n) TAXES. Each of ACTV and its subsidiaries has filed all Tax returns required to be filed by each of them (except such Tax returns that are not, individually or in the aggregate, material to them, taken as a whole) and has paid (or ACTV has paid on behalf of its subsidiaries), or has established an adequate reserve for the payment of, all Taxes required to be paid with respect to such Tax Returns, whether or not shown to be due thereon.

         (o) FULL DISCLOSURE. The representations and warranties of ACTV contained in this Article 7, taken together, do not contain any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE 8
                             REGISTRATION STATEMENTS

         FILING OF REGISTRATION STATEMENTS. As soon as practicable after the Closing Date, ACTV will use commercially reasonable efforts to cause to be prepared, and filed with and declared effective by, the SEC a registration statement, in accordance with the terms of the Registration Rights Agreement which is attached hereto as EXHIBIT 10 (the "Registration Statement"), covering the shares of Initial ACTV Common Stock, the shares of ACTV Common Stock to be issued in connection with the exercise of options into which the Outstanding Options shall have been converted (except those to be registered on Form S-8 as set forth below), and the shares of Remaining ACTV Common Stock and Escrowed Shares issued to each of the Intellocity Stockholders who after the consummation of the Merger is deemed to be an "Affiliate" of ACTV, as such term is defined in Rule 144 of the Securities Act. ACTV agrees to bear all reasonable costs of the preparation, filing and maintenance of the effectiveness of the Registration Statement. In addition to and notwithstanding the forgoing, within thirty (30) calendar days after the Closing, ACTV shall file a registration statement on Form S-8 with respect to shares of ACTV Common Stock subject to options into which the Outstanding Options shall have been converted (provided that such registration statement shall not cover those options for which such form is unavailable) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

                                    ARTICLE 9
                              CONDITIONS TO CLOSING

         (a) CONDITIONS PRECEDENT TO INTELLOCITY'S AND ACTV'S OBLIGATIONS. The obligations of Intellocity and ACTV as provided herein shall be subject to each of the following conditions precedent, unless waived by both Intellocity and
ACTV:

                  (i) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the approval of the Intellocity Stockholders.

                  (ii) ABSENCE OF CERTAIN LITIGATION. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for Intellocity or ACTV, is likely to result in a court order restraining or prohibiting the consummation of the Merger.

                  (iii) REGULATORY APPROVALS. All regulatory approvals or filings necessary to consummate the Merger shall have been made as of the Closing Date.

         (b) CONDITIONS PRECEDENT TO ACTV'S OBLIGATIONS. The obligations of ACTV as provided herein shall be subject to each of the following conditions precedent, unless waived by ACTV:

                  (i) CONSENTS AND APPROVALS. Intellocity shall have obtained all material consents, including any material consents and waivers by Intellocity's and USA's respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

                  (ii) REPRESENTATIONS AND WARRANTIES. The representations and warranties by Intellocity in Article 6 herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

                  (iii) PERFORMANCE. Intellocity shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

                  (iv) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to ACTV and its counsel, and ACTV and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

                  (v) OPINION OF INTELLOCITY'S COUNSEL. ACTV shall have received from counsel of Intellocity, an opinion, dated the Closing Date, in the form as forth in EXHIBIT 11 to this Agreement

                  (vi) ASSIGNMENTS. Intellocity shall have obtained all required written consents to assignment of the licenses, contracts, patents and patent applications listed on SCHEDULE 9(B)(VI) attached hereto assigning such licenses, contracts, patents and patent applications to ACTV in connection with the Merger.

                  (vii) TERMINATION OF INTELLOCITY STOCKHOLDERS' AGREEMENT. The Intellocity Stockholders Agreement shall have been terminated on or prior to the Closing Date.

                  (viii) EMPLOYMENT AGREEMENTS. ACTV and/or USA shall have entered into employment agreements with those individuals listed on SCHEDULE 9(B)(VIII) attached hereto, on terms and in a form which will be reasonably satisfactory to ACTV, which employment agreements shall specifically include the terms and conditions on EXHIBIT 12 attached hereto.

                  (ix) CERTIFICATES OF GOOD STANDING. Intellocity shall have delivered to ACTV a certificate as to the good standing of Intellocity in the British Virgin Islands certified by the Registrar of Companies on or within two
(2) business days of the Closing Date. In addition, Intellocity shall have delivered to ACTV a certificate as to the good standing of USA in the State of Delaware certified by the Secretary of State of the State of Delaware on or within two (2) business days of the Closing Date.

                  (x) MATERIAL CHANGES. Except as contemplated by this Agreement, since the date hereof, Intellocity and USA, taken as a whole, shall not have suffered a Material Adverse Effect.

                  (xi) COMPLIANCE CERTIFICATE. Intellocity shall have delivered to ACTV the certificate of its President, Chief Executive Officer or Chief Financial Officer as to the matters set forth in Articles 6(a), (b) and (c) of this Agreement.

                  (xii) TAX OPINION. ACTV shall have obtained an opinion of Gersten, Savage & Kaplowitz, LLP, or another national law firm or accounting firm mutually acceptable to the Parties, in the form and in the substance substantially identical to the opinion of Cooley Godward LLP that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         (c) CONDITIONS PRECEDENT TO INTELLOCITY'S OBLIGATIONS. The obligation of Intellocity on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived by Intellocity:

                  (i) CONSENTS AND APPROVALS. ACTV shall have obtained the consent and approval of its Board of Directors and, if required, stockholders, and all material consents, including any material consents and waivers by the Parties' respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

                  (ii) REPRESENTATIONS AND WARRANTIES. The representations and warranties by ACTV in Article 7 herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

                  (iii) PERFORMANCE. ACTV shall have performed and complied in all material respects with all agreements to be performed or complied with by them pursuant to this Agreement prior to or at the Closing.

                  (iv) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Intellocity and its counsel, and Intellocity and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

                  (v) OPINION OF ACTV'S COUNSEL. Intellocity shall have received from counsel of ACTV, an opinion, dated the Closing Date, in the form as set forth in EXHIBIT 13 to this Agreement.

                  (vi) CERTIFICATE OF GOOD STANDING. ACTV shall have delivered to Intellocity a certificate as to the good standing of ACTV in the Sate of Delaware certified by the Secretary of State of the State of Delaware on or within two (2) business days of the Closing Date.

                  (vii) REGISTRATION RIGHTS AGREEMENT. ACTV, the Intellocity Stockholders and holders of options to acquire Intellocity Common Stock who are not salaried employees of Intellocity shall have executed a Registration Rights Agreement, in the form as set forth in EXHIBIT 10 to this Agreement.

                  (viii) ESCROW AGREEMENT. The Parties shall have executed an Escrow Agreement, in the form as set forth in EXHIBIT 8 to this Agreement.

                  (ix) MATERIAL CHANGES. Except as contemplated by this Agreement, since the date hereof, ACTV shall not have suffered a Material Adverse Effect.

                  (x) TAX OPINION. Intellocity shall have obtained an opinion of Cooley Godward LLP in form and substance substantially identical to the opinion of Gersten, Savage & Kaplowitz, LLP, or another national law firm or accounting firm mutually acceptable to the Parties, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 10
                                   COVENANTS

         (a) COVENANTS OF INTELLOCITY. Except as set forth on SCHEDULE 10(a), Intellocity covenants and agrees that, except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, that for purposes of this Article 10(a), Intellocity and USA shall conduct their businesses as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of ACTV, which consent shall not be unreasonably withheld:

                  (i) shall not amend their Memorandum and Articles of Association or similar documents (other than to terminate the Intellocity Preferred Stock participating liquidation preference);

                  (ii) shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

                  (iii) shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

                  (iv) shall not sell, transfer, or otherwise dispose of any assets required for the operations of Intellocity's and USA's businesses, except in the ordinary course of business consistent with past practices;

                  (v) shall not create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of its assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement;

                  (vi) shall not make any capital expenditure or series of capital expenditures except in the ordinary course of business;

                  (vii) shall not declare or pay any dividends on or make any distribution of any kind with respect to Intellocity's or USA's capital stock;

                  (viii) shall maintain their facilities, assets and properties in reasonable repair, order and condition, reasonable wear and tear excepted, and to notify ACTV immediately in the event of any material loss or damage to any of Intellocity's or USA's material assets;

                  (ix) shall maintain in full force and effect all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

                  (x) shall seek to preserve the present employees, reputation and business organization of Intellocity and USA and Intellocity's and USA relationship with its clients and others having business dealings with them;

                  (xi) shall not issue any additional shares of the capital stock or take any action affecting the capitalization of Intellocity or USA, except that this covenant shall not preclude the issuance of shares of Intellocity Common Stock upon exercise of options or warrants which are currently exercisable or exercisable on or before the Closing Date;

                  (xii) shall use commercially reasonable efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to Intellocity's or USA's businesses, operations or assets where such violation would have a Material Adverse Effect;

                  (xiii) shall not grant any severance or termination pay to any director, officer or any other employees of Intellocity or USA, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

                  (xiv) shall use commercially reasonable efforts to secure the requisite Intellocity shareholder consents to approve this Agreement and the transaction contemplated hereby;

                  (xv) shall not, other than in the ordinary course of business, make or change any material election in respect of Taxes, or adopt or change any accounting method in respect of Taxes;

                  (xvi) shall not terminate or waive any right of substantial value other than in the ordinary course of business;

                  (xvii) shall not enter into any material contract or commitment other than in the ordinary course of business; and

                  (xviii) shall pay any amounts required to be paid to Intellocity Stockholders pursuant to the appraisal rights set forth in BVI Law, as described in Article 1(h).

         (b) COVENANTS OF ACTV. ACTV covenants and agrees that:

                  (i) ACTV and/or USA shall seek, in good faith, to enter into employment agreements with those individuals listed on SCHEDULE 9(b)(viii) attached hereto, on terms and in a form which will be reasonably satisfactory to ACTV;

                  (ii) From and after the Effective Time, ACTV and USA will provide each individual who served as a director or officer of Intellocity or USA at any time prior to the Effective Time with liability insurance for a period of thirty-six (36) months after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time;

                  (iii) From and after the Effective Time, ACTV and USA will observe any indemnification provisions now existing in the organization documents of Intellocity or USA, to the extent permissible under BVI or Delaware law as applicable, for the benefit of any individual who served as a director or officer of Intellocity or USA at any time prior to the Effective Time;

                  (iv) ACTV will make all required filings under the Securities Act, the Securities Exchange Act of 1934, and applicable state blue-sky securities regulations in connection with the transactions contemplated by this Agreement;

                  (v) From and after the Effective Time, ACTV agrees to use reasonable commercial efforts to cause the listing on Nasdaq of shares of ACTV Common Stock issuable, and those required to be reserved for issuance, in connection with the transactions contemplated by this Agreement, subject to the registration of such shares as required by this Agreement;

                  (vi)     From and after the Effective Time:

                           (A) ACTV will cause the USA to provide the benefits
(including health benefits, severance policies and general employment policies and procedures) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of ACTV and its subsidiaries as of the date hereof, provided, however, that such insurance carriers, outsider providers or the like are able to provide such benefits on terms reasonably acceptable to ACTV, and provided, further, that nothing in this Section shall prevent ACTV or USA from making any change required by applicable law, and provided, further, that it shall not result in any duplication of benefits.

                           (B) To the extent permitted under applicable law,
each employee of Intellocity or its subsidiaries shall be given credit for all service with Intellocity or its subsidiaries (or service credited by Intellocity or its subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by ACTV or USA in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, however, that no service credit for benefit accrual purposes shall be provided under any defined benefit pension plan or in any other circumstance that would result in duplicative accrual of benefits, and provided, further, that such insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to ACTV.

                  (vii) ACTV will use reasonable commercial efforts to actively consummate the transactions contemplated by this Agreement and the Merger and will not take any action which would delay the consummation of the transactions contemplated by this Agreement and the Merger;

                  (viii) Upon the consummation of the Merger, Joel Hassell shall become an advisor to ACTV's Board of Directors and shall be invited to attend and participate in (but note vote at) all ACTV Board of Directors' meetings (whether held in person or telephonically) during the year 2001, and shall receive all notices, consents, documents, communications and other information provided to members of the Board of Directors during such year;

                  (ix) Upon the consummation of the Merger, ACTV and USA will use commercially reasonable efforts to extend credit support and cause the release of all outstanding personal guarantees relating to Intellocity or USA equipment lease financing arrangements; and

                  (x) From and after the consummation of the Merger, ACTV will grant options to purchase shares of ACTV Common Stock to newly hired employees of USA (i.e., employees hired by USA subsequent to the consummation of the Merger), which grants will be in a manner that is consistent with ACTV's then current policies with respect to its employees generally.

                  (xi) From and after the consummation of the Merger, ACTV will use commercially reasonable efforts to issue, and to cause its transfer agent to issue, certificates representing the ACTV Common Stock issuable in connection with the Merger pursuant to Article 3 hereof, as soon as reasonably practicable.

                  (xii) From and after the consummation of the Merger, ACTV will use commercially reasonable efforts to issue the non-plan option agreements pursuant to Article 3 hereof, as soon as reasonably practicable.

                  (xiii) From and after the consummation of the Merger, ACTV will use commercially reasonable efforts to assign the Master Service Agreement between Intellocity and Tomen Mediacom, Inc. dated December 28, 2000, as soon as reasonably practicable.

         (c) COVENANTS OF THE PARTIES. The Parties covenant and agree:

                  (i) that they will not engage in any action, or fail to take any action and will cause their respective subsidiaries not to engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Agreement. Each of ACTV and Intellocity agree to provide to Gersten, Savage & Kaplowitz, LLP and Cooley Godward LLP any information and materials required in support of their tax opinions referred to in Sections 9(b)(xi) and 9(c)(v), as mutually agreed upon by the Parties' counsel.

                  (ii) that they will cause to be prepared an information statement in a form acceptable to each Party setting forth a description of the material terms of the Merger and a material description of ACTV and ACTV's financial condition and business operations, which information statement will be circulated to all Intellocity Stockholders and holders of Outstanding Options at least five (5) days prior to the Closing Date;

                  (iii) that the Board of Directors of USA after the consummation of the Merger, for the year 2001, shall consist of Joel Hassell as Chairman, Steve Reynolds, Edward Knudson, Kevin M. Liga and William C. Samuels; and

                  (iv) from the date of this Agreement until December 31, 2004, unless he has been appointed to the Board of Directors of ACTV and as long as he remains in the employ of the ACTV or USA, Joel Hassell will serve as Chairman of USA's Board of Directors and he will have the right to designate three (3) of the five (5) directors of USA. ACTV agrees to vote all shares of USA's equity securities that it holds (directly or indirectly through an affiliate) in accordance with the forgoing.

                                   ARTICLE 11
                                   TERMINATION

         (a) TERMINATION DUE TO CONDITIONS PRECEDENT.

                  (i) If the Closing Date has not occurred by July 31, 2001, ACTV may terminate this Agreement upon written notice to Intellocity in the event that any of the conditions to closing set forth in Articles 9(a) and (b) to this Agreement shall not have been satisfied or waived on or before such date, unless the failure to satisfy such conditions results primarily from ACTV breaching any representation, warranty, or covenant contained in this Agreement.

                  (ii) If the Closing Date has not occurred by July 31, 2001, Intellocity may terminate this Agreement upon written notice to ACTV in the event that any of the conditions to closing set forth in Articles 9(a) and (c) to this Agreement shall not have been satisfied or waived on or before such date, unless the failure to satisfy such conditions results primarily from Intellocity breaching any representation, warranty, or covenant contained in this Agreement.

         (b) TERMINATION BY MUTUAL CONSENT. At any time prior to the Closing, this Agreement may be terminated by the written consent of both ACTV and Intellocity.

         (c) TERMINATION UPON DEFAULT.

                  (i) ACTV may terminate this Agreement at any time prior to the Closing Date by delivery of written notice to Intellocity in the event of a material breach by Intellocity or a failure by Intellocity to perform any material obligation on its part to be performed or a material breach by Intellocity of its representations and warranties contained in Article 6 of this Agreement, and such breach or failure continues for a period of five (5) business days following the giving of notice, unless such failure results primarily from ACTV breaching any representation, warranty, or covenant contained in this Agreement.

                  (ii) Intellocity may terminate this Agreement at any time prior to the Closing Date by delivery of written notice to ACTV in the event of a material breach by ACTV or a failure by ACTV to perform any material obligation on their part to be performed or a material breach by ACTV of its representations and warranties contained in Article 7 of this Agreement, and such breach or failure continues for a period of five (5) business days following the giving of notice, unless such failure results primarily from Intellocity breaching any representation, warranty, or covenant contained in this Agreement.

         (d) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to this Article 11, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 12(a) shall survive any such termination.


                                   ARTICLE 12
                        CONFIDENTIALITY; NON-SOLICITATION

         (a) CONFIDENTIALITY. ACTV, on the one hand, and Intellocity, on the other hand, in the course of discussions and negotiations, have disclosed to the other certain proprietary, confidential or other non-public information (collectively, the "Information") relating to its business. Except as herein set forth, neither arty shall (i) reveal or make known to any person, firm, corporation or entity, other than its own management and advisors, including its attorneys, accountants and investment bankers, or (ii) utilize in its own business or (iii) make any other usage of, any Information disclosed to it by the other in connection with the discussions and negotiations above mentioned. Notwithstanding the foregoing, (x) each party may disclose any Information received from the other party to any governmental or regulatory authority in connection with obtaining approval of the transactions contemplated hereby or as otherwise may be required by applicable law, and (y) if required, ACTV may disclose any Information received from Intellocity, to its lenders in connection with obtaining their approval of the transactions contemplated hereby. A party's obligations with respect to any item of Information disclosed to it shall terminate if that item of Information becomes disclosed in published literature or otherwise becomes generally available to the public; provided, however, that such public disclosure did not result, directly or indirectly, from any act, omission, or fault of such party with respect to that item of Information. Further, this Article 12 (a) shall not apply to any item of Information which at the time of disclosure was already generally available to the public or which at the time of disclosure was already in the possession of the party intending to utilize the item of Information and was not acquired by such party, directly or indirectly, from the disclosing party as protected information under a confidentiality agreement. Both parties agree that the Information either party has received or may receive from the other has been and will be used by the receiving party solely for the limited purpose of its investigation and evaluation of the other party in connection with the transaction contemplated hereby.

         (b) NON-SOLICITATION. During to period from the date of this Agreement until the consummation or termination of this Agreement or the Merger and, in the event of the termination of this Agreement or the Merger for any reason, during the one (1) year period following the date of such termination, neither Party shall, without the consent of the other Party, directly or indirectly solicit the employment or engagement, as an employee or consultant, any restricted employee or encourage any restricted employee to leave the employment of the other Party or any subsidiary of the other Party. A restricted employee shall mean any person who is employed by a Party or any of its subsidiaries on the date of this Agreement or at any time during the six (6) months prior thereto.

                                   ARTICLE 13
                                   EXCLUSIVITY

         Prior to July 31, 2001 (or such earlier date on which ACTV has ended its active efforts to consummate the Merger or this Agreement has been terminated by any Party pursuant to the terms of Article 11), neither Intellocity, USA, nor any of their respective affiliates, investment bankers or brokers, shall, directly or indirectly, enter into any agreement, commitment or understanding with respect to, or engage in any discussions or negotiations with, or encourage or respond to any solicitations from, any other party with respect to the sale, lease or management of any material portion of the assets, or in respect of the sale of any shares of capital stock in Intellocity or USA, Intellocity shall promptly advise ACTV of any unsolicited offer or inquiry received by any one of them, including the terms thereof.

                                   ARTICLE 14
                                  MISCELLANEOUS

         (a) EXPENSES. Upon the consummation of the Merger, ACTV shall pay the reasonable legal fees of counsel to Intellocity, which reimbursement obligation of ACTV shall not exceed one hundred twenty five thousand dollars ($125,000). ACTV shall also pay all reasonable expenses of counsel to Intellocity.

         In addition, upon the consummation of the Merger, ACTV shall pay the reasonable fees of Allen, which fees are not to exceed four hundred twenty thousand dollars ($420,000), for financial advisory services rendered. ACTV shall also pay all reasonable expenses of Allen.

         The payment of any fees and expenses by ACTV shall be subject to the presentment of supporting documentation and shall be paid directly to counsel to Intellocity and Allen.

         (b) SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in connection with the transactions contemplated hereby shall terminate at and as of fifteen months from the Effective Time. Each covenant contained herein or made in connection with the transactions contemplated hereby shall survive until such time as it has been fully performed or otherwise terminated by written agreement of the Parties.

         (c) NOTICES. All notices, requests, consents and other communications herein shall be in writing and shall be mailed by first class or certified mail, postage prepaid, or personally delivered or sent by overnight courier service, facsimile or email, provided that the sender obtains reasonable evidence of delivery to the Party and its counsel as follows:

If to ACTV:                      ACTV, Inc.
                                 225 Park Avenue South, 18th Floor
                                 New York, New York 10003
                                 Attention: Day L. Patterson
                                 Executive Vice President and General Counsel

with a copy to:                  Gersten, Savage & Kaplowitz, LLP
                                 101 East 52nd Street, 9th Floor


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

                                 New York, New York 10022
                                 Attention:  Jay M. Kaplowitz, Esq.

If to Intellocity:               Intellocity, Inc.
                                 c/o Intellocity USA, Inc.
                                 1400 Market Street
                                 Denver, Colorado 80202
                                 Attention:   Joel Hassell
                                 Chairman and Chief Executive Officer

with a copy to:                  Cooley Godward LLP
                                 One Tabor Center
                                 1200 Seventeenth Street, Suite 2100
                                 Denver, Colorado 80202
                                 Attention: Steven E. Segal, Esq.

         (d) THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) (A) the provisions contained in this Agreement concerning the issuance of the Merger Shares, the Escrow Shares and option agreement in exchange for the Outstanding Options, (B) the provisions contained in Articles 7, 8, 10(b), 10(c) and 14(l) of this Agreement, and (C) the provisions contained in this Agreement concerning requirements for a tax-free reorganization, are intended for the benefit of the Intellocity Stockholders and the holders of Outstanding Options, and (ii) the provisions in this Agreement concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (e) ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement and the documents and other agreements specifically referred to herein constitute the final, exclusive and complete understanding of the Parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings, discussions and agreements with respect thereto, including, without limitation, the Memorandum of Understanding by and between ACTV, Intellocity and USA dated February 14, 2001. No amendment or modification of this Agreement and no waiver of any provision or condition hereof or granting of any consent contemplated hereby, shall be valid unless it is in writing, expressly refers to this Agreement and states that it is an amendment, modification or waiver and signed by all Parties, in the case of an amendment or modification, or the Party granting the waiver, in the case of a waiver. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same term or condition or any other term or condition of this Agreement on any future occasion.

         (f) SUCCESSORS AND ASSIGNS. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successor and assigns of the Parties hereto; provided, that no Party may assign this Agreement or any of its rights under this Agreement without the written consent of the other Party.


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

         (g) EXECUTION AND COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

         (h) GOVERNING LAW AND SEVERABILITY. Except to the extent that Delaware Law is mandatorily applicable to the Merger and with respect to matters of corporate law (which shall be governed by Delaware law), this Agreement shall be governed by the laws of the State of New York as applied to agreements entered into and to be performed such state. If any provision of this Agreement or any application thereof is held to be unenforceable, the remainder of the Agreement and any application of such provision shall not be affected thereby and to the extent permitted by law, there shall be substituted for the provisions held unenforceable, provisions which shall, as nearly as possible, have the same economic effect as the provisions held unenforceable.

         (i) PUBLICITY. Except for disclosure required by law, the timing and content of any announcements and press releases made prior to the Closing concerning the transactions contemplated by this Agreement shall be subject to prior written approval of the Parties.

         (j) CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Agreement.

         (k) SCHEDULES AND EXHIBITS. All of the schedules and exhibits to this Agreement are hereby incorporated in this Agreement and shall be deemed and construed to be a part of this Agreement for all purposes.



                       (SIGNATURES ON THE FOLLOWING PAGE)

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


         IN WITNESS WHEREOF, each Party executed this Agreement as of the date first above written.



                                         ACTV, INC.

                                         By: /s/ DAY L. PATTERSON
                                             --------------------
                                         Name:   Day L. Patterson
                                         Title:  Executive Vice President and
                                                 General Counsel



                                         INTELLOCITY, INC.

                                         By: /s/ JOEL HASSELL
                                             ----------------

                                         Name:   Joel Hassell
                                         Title:  President and
                                                 Chief Executive Officer

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